Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

IN ADDITION, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF SUCH SECURITIES BY ANY PERSON FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS IMMEDIATELY FOLLOWING THE DATE OF THE PUBLIC OFFERING OF THE COMPANY’S SECURITIES PURSUANT TO REGISTRATION STATEMENT NO.: 333-265967 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT IN ACCORDANCE WITH FINRA RULE 5110(G)(2).

CLEARSIGN TECHNOLOGIES CORPORATION

UNDERWRITER WARRANT

_______ shares of Common Stock

______, 2024

This UNDERWRITER WARRANT (this “Warrant”) of ClearSign Technologies Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), is being issued pursuant to that certain Underwriting Agreement, dated April 19, 2024 (the “Agreement”), between the Company and Public Ventures, LLC relating to a firm commitment public offering (the “Offering”) of securities of the Company pursuant to the Agreement.

FOR VALUE RECEIVED, the Company hereby grants to Public Ventures, LLC and its permitted successors and assigns (collectively, the “Holder”) the right to purchase from the Company up to ______ shares (such shares underlying this Warrant, the “Warrant Shares”) of common stock, $0.0001 par value, of the Company (the “Common Stock”), at a per share purchase price equal to $1.1375 (the “Exercise Price”), subject to the terms, conditions and adjustments set forth below in this Warrant.

1.            Date of Warrant Exercise. This Warrant shall become exercisable one hundred eighty (180) days after the Base Date (the “Exercise Date”). As used in this Warrant, the term “Base Date” shall mean ______, 2024. Except as permitted by applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), this Warrant and the underlying Warrant Shares shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person prior to the date that is one hundred eighty (180) days immediately following the Base Date pursuant to FINRA Rule 5110(e)(1), except as permitted under FINRA Rule 5110(e)(2).

2.            Expiration of Warrant. This Warrant shall expire on the five (5) year anniversary of the Base Date (the “Expiration Date”).

3.            Exercise of Warrant. This Warrant shall be exercisable pursuant to the terms of this Section 3.

3.1            Manner of Exercise.

(a)            This Warrant may only be exercised by the Holder hereof on or after the Exercise Date and on or prior to the Expiration Date, in accordance with the terms and conditions hereof, in whole or in part (but not as to fractional shares) with respect to any portion of this Warrant, during the Company’s normal business hours on any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized by law to be closed (a “Business Day”), by surrender of this Warrant to the Company at its office maintained pursuant to Section 10.2(a) hereof, accompanied by a written exercise notice in the form attached as Exhibit A to this Warrant duly executed by the Holder, together with the payment of the aggregate Exercise Price for the number of Warrant Shares purchased upon exercise of this Warrant. Upon surrender of this Warrant, the Company shall cancel this Warrant document and shall, in the event of partial exercise, replace it with a new Warrant document in accordance with Section 3.3.

(b)            Except as provided for in Section 3.1(c) below, each exercise of this Warrant must be accompanied by payment in full of the aggregate Exercise Price in cash by check or wire transfer in immediately available funds for the number of Warrant Shares being purchased by the Holder upon such exercise.

(c)            The aggregate Exercise Price for the number of Warrant Shares being purchased may also, in the sole discretion of the Holder, be paid in full or in part on a “cashless basis” at the election of the Holder in the form of Warrant Shares withheld by the Company from the Warrant Shares otherwise to be received upon exercise of this Warrant having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Warrant Shares being purchased on a “cashless” basis by the Holder.

For purposes of this Warrant, the term “Fair Market Value” means with respect to a particular date, the average closing price of the Common Stock for the five (5) Trading Days immediately preceding the applicable exercise herein as officially reported by the principal securities exchange on which the Common Stock is then listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any securities exchange as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it. For purposes of this Warrant, (i) the term “Trading Day” means a day on which the Common Stock is traded on a Trading Market, and (ii) the term “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

To illustrate a cashless exercise of this Warrant under Section 3.1(c) (or for a portion thereof for which cashless exercise treatment is requested), the calculation of such exercise shall be as follows:

X = Y (A-B)/A

where:

X =	the number of Warrant Shares to be issued to the Holder (rounded to the nearest whole share).

Y =	the number of Warrant Shares with respect to which this Warrant is being exercised.

A =	the Fair Market Value of the Common Stock.

B =	the Exercise Price.

(d)            For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood, and acknowledged that the Common Stock issuable upon exercise of this Warrant in a cashless exercise transaction as described in Section 3.1(c) above shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood, and acknowledged that the holding period for the Common Stock issuable upon exercise of this Warrant in a cashless exercise transaction as described in Section 3.1(c) above shall be deemed to have commenced on the date this Warrant was issued.

3.2            When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been duly surrendered to the Company, and, at such time, the Holder in whose name any certificate or certificates for Warrant Shares shall be issuable upon exercise as provided in Section 3.3 hereof shall be deemed to have become the holder or holders of record thereof of the number of Warrant Shares purchased upon exercise of this Warrant.

3.3            Delivery of Common Stock Certificates and New Warrant. As soon as reasonably practicable after each exercise of this Warrant, in whole or in part, and in any event within three (3) Business Days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder hereof or, subject to Sections 9 and 10 hereof, as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct:

(a)            a book-entry statement (with appropriate restrictive legends, as applicable) for the number of duly authorized, validly issued, fully paid and non-assessable Warrant Shares to which the Holder shall be entitled upon exercise; and

(b)            in case exercise is in part only, a new Warrant document of like tenor, dated the date hereof, for the remaining number of Warrant Shares issuable upon exercise of this Warrant after giving effect to the partial exercise of this Warrant (including the delivery of any Warrant Shares as payment of the Exercise Price for such partial exercise of this Warrant).

3.4            Beneficial Ownership Limitation. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates (as such term is defined in Rule 405 promulgated under the Securities Act), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of such Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of such Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock (“Common Stock Equivalents”)) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.4 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.4, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.4, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 3.4 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

4.            Certain Adjustments. For so long as this Warrant is outstanding:

4.1            Mergers or Consolidations. If at any time after the date hereof there shall be a capital reorganization (other than a combination or subdivision of Common Stock otherwise provided for herein) resulting in a reclassification to or change in the terms of securities issuable upon exercise of this Warrant (a “Reorganization”), or a merger or consolidation of the Company with another corporation, association, partnership, organization, business, individual, government or political subdivision thereof or a governmental agency (a “Person” or the “Persons”) (other than (i) a merger with another Person which does not result in any reclassification or change in the terms of securities issuable upon exercise of this Warrant or (ii) a merger effected exclusively for the purpose of changing the name or domicile of the Company) (a “Merger”), then, as a part of such Reorganization or Merger, lawful provision and adjustment shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the number of shares of stock or any other equity or debt securities or property receivable upon such Reorganization or Merger by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such Reorganization or Merger. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Reorganization or Merger to the end that the provisions of this Warrant (including adjustment of the Exercise Price then in effect and the number of Warrant Shares) shall be applicable after that event, as near as reasonably may be, in relation to any shares of stock, securities, property or other assets thereafter deliverable upon exercise of this Warrant. The provisions of this Section 4.1 shall similarly apply to successive Reorganizations and/or Mergers.

4.2            Splits and Subdivisions; Dividends. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or the Public Warrants (as defined in the Agreement)), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4.2 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

5.            No Impairment. The Company will not, by amendment of its certificate of incorporation or by-laws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all of the terms and in the taking of all actions necessary or appropriate in order to protect the rights of the Holder against impairment.

6.            Notice as to Adjustments. With respect to each adjustment pursuant to Section 4 of this Warrant, the Company, at its expense, will promptly compute the adjustment or re-adjustment in accordance with the terms of this Warrant and furnish the Holder with a certificate certified and confirmed by the Secretary or Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or re-adjustment and the amount of such adjustment or re-adjustment, the method of calculation thereof and the facts upon which the adjustment or re-adjustment is based, and the Exercise Price and the number of Warrant Shares or other securities purchasable hereunder after giving effect to such adjustment or re-adjustment, which report shall be mailed by first class mail, postage prepaid, or emailed to the Holder; provided, that the Company may satisfy the notice requirement set forth in this Section 6 by filing such notice with the Commission pursuant to a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K.

7.            Reservation of Shares. The Company shall, solely for the purpose of effecting the exercise of this Warrant, at all times during the term of this Warrant, reserve and keep available out of its authorized shares of Common Stock, free from all taxes, liens and charges with respect to the issue thereof and not subject to preemptive rights of shareholders of the Company, such number of its shares of Common Stock as shall from time to time be sufficient to effect in full the exercise of this Warrant. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect in full the exercise of this Warrant, in addition to such other remedies as shall be available to Holder, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its Reasonable Commercial Efforts (as defined below) to obtain the requisite shareholder approval necessary to increase the number of authorized shares of Common Stock. The Company hereby represents and warrants that all shares of Common Stock issuable upon proper exercise of this Warrant shall be duly authorized and, when issued and paid for upon proper exercise, shall be validly issued, fully paid and nonassessable.

8.            Registration and Listing.

8.1            Definition of Registrable Securities; Majority. As used herein, the term “Registrable Securities” means any shares of Common Stock issuable upon the exercise of this Warrant until the date (if any) on which such shares shall have been transferred or exchanged and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of the shares shall not require registration or qualification under the Securities Act or any similar state law then in force. For purposes of this Warrant, the term “Majority Holders” shall mean in excess of fifty percent (50%) of the then outstanding Warrant Shares.

8.2            Demand Registration Rights.

(a)            The Company, upon written demand (“Demand Notice”) of the Majority Holders, agrees to register on one occasion all of the Registrable Securities (a “Demand Right”). On such occasion, the Company will file a registration statement or a post-effective amendment to the registration statement covering the Registrable Securities within forty-five (45) days after receipt of a Demand Notice and use its Reasonable Commercial Efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Holder is entitled to piggyback registration rights pursuant to Section 8.3 hereof and either: (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until thirty (30) days after such offering is consummated. The demand for registration may be made at any time, on one (1) occasion only, during a period commencing 120 days after the Base Date and ending on the fifth year of the Base Date. The Company covenants and agrees to give written notice of its receipt of any Demand Notice to all other registered Holders of the Warrants and/or the Registrable Securities within ten days from the date of the receipt of any such Demand Notice.

(b)            The fees and expenses attendant to registering the Registrable Securities pursuant to Section 8.2(a) shall be borne as set forth in Section 8.6. For the avoidance of doubt, the holders of Registrable Securities shall pay any and all underwriting commissions and the expenses of any legal counsel selected by them to represent them in connection with the sale of the Registrable Securities, except as set forth in Section 8.6. The Company agrees to use its Reasonable Commercial Efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to register, license or qualify to do business in such state, submit to general service of process in such state or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use Reasonable Commercial Efforts to cause any registration statement or post-effective amendment filed pursuant to the Demand Right granted under Section 8.2(a) to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment. The Holders shall only use the prospectuses provided by the Company to sell the Registrable Securities covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holder that such prospectus may no longer be used due to a material misstatement or omission. Notwithstanding the provisions of this Section 8.2(b), the Holder shall be entitled to a demand registration under this Section on only one (1) occasion and such demand registration right shall terminate in accordance with Section 8.2(a) and FINRA Rule 5110(g)(8)(C).

8.3            Incidental Registration Rights.

(a)            If during the period of five (5) years after the Base Date, the Company proposes to register any of its securities under the Securities Act (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to registration on Form S-4 or S-8 or any successor forms or in connection with securities issued pursuant to clirSPV LLC’s participation right granted in connection with that certain Stock Purchase Agreement dated July 12, 2018, between the Company and clirSVP LLC) whether for its own account or for the account of any holder or holders of its shares other than Registrable Securities (any shares of such holder or holders (but not those of the Company and not Registrable Securities) with respect to any registration are referred to herein as, “Other Shares”), the Company shall at each such time give prompt (but not less than thirty (30) days prior to the anticipated effectiveness thereof) written notice to the holders of Registrable Securities of its intention to do so. The holders of Registrable Securities shall exercise the “piggy-back” rights provided herein by giving written notice within ten (10) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder). Except as set forth in Section 8.3(b), the Company will use its Reasonable Commercial Efforts to effect the registration under the Securities Act of all of the Registrable Securities which the Company has been so requested to register by such holder, to the extent required to permit the disposition of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register. In connection with such registration, Company will file a registration statement with the Commission on Form S-3 or other appropriate form if necessary to comply with General Instruction I.B.6. of Form S-3 and Commission interpretations thereof. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 8.3, but the holders of Registrable Securities shall pay any and all underwriting commissions and the expenses of any legal counsel selected by them to represent them in connection with the sale of the Registrable Securities, except as set forth in Section 8.6.

(b)            If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by this Section 8.3 and such securities are to be distributed by or through one or more underwriters or a registered broker dealer, the Company will, if requested by a holder of Registrable Securities, use its Reasonable Commercial Efforts to arrange for such underwriters or registered broker dealer to include all the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters or registered broker dealer, provided that if the managing underwriter or registered broker dealer of such offering shall inform the Company its belief (including as statement of the basis of that belief and the approximate number of Registrable Securities to be removed and the number of any other shares included in the offering by persons other than the Company and whether or not they are being cut back and by what amount, and the shares to be offered by the Company) that inclusion in such registration statement and/or distribution of all or a specified number of such securities proposed to be distributed by such underwriters or registered broker dealer would interfere with the successful marketing of the securities being distributed by such underwriters or registered broker dealer, then the Company may, upon written notice to the holders of the Registrable Securities, reduce pro rata in accordance with the number of shares of Common Stock desired to be included in such registration statement and/or distribution (if and to the extent stated by such managing underwriter or registered broker dealer to be necessary to eliminate such effect) the number of such Registrable Securities the registration and/or distribution of which shall have been requested by each holder thereof.

8.4            Registration Procedures. Whenever the holders of Registrable Securities have properly requested that any Registrable Securities be registered pursuant to the terms of this Warrant, the Company shall use its Reasonable Commercial Efforts to effect the registration for the resale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its Commercially Reasonable Efforts to, as expeditiously as possible:

(a)            prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its Reasonable Commercial Efforts to cause such registration statement to become effective;

(b)            notify such holders of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to (i) use Reasonable Commercial Efforts keep such registration statement effective and the prospectus included therein usable for a period commencing on the date that such registration statement is initially declared effective by the SEC and ending on the earlier of (A) the date when all Registrable Securities covered by such registration statement have been sold pursuant to the registration statement or cease to be Registrable Securities, or (B) nine months from the effective date of the registration statement; and (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)            [RESERVED];

(d)            use its Reasonable Commercial Efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as such holders reasonably request and do any and all other acts and things which may be reasonably necessary to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, however, that the Company shall not be required to: (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph; (ii) subject itself to taxation in any such jurisdiction; or (iii) consent to general service of process in any such jurisdiction;

(e)            notify such holders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading, and, at the reasonable request of such holders, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading;

(f)            provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(g)            make available for inspection by any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, managers, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

(h)            otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement of the Company, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and, at the option of the Company, Rule 158 thereunder;

(i)            in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its Reasonable Commercial Efforts promptly to obtain the withdrawal of such order; and

(j)            if the offering is underwritten, use its Reasonable Commercial Efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration, an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters covering such issues as are customarily addressed in opinions to underwriters in public offerings and reasonably required by such underwriters.

8.5            Listing. The Company shall secure the listing of the Common Stock underlying this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its Reasonable Commercial Efforts to maintain such listing of shares of Common Stock. The Company shall at all times comply in all material respects with the Company’s reporting, filing and other obligations under the by-laws or rules of the Nasdaq Capital Market (or such other national securities exchange or market on which the Common Stock may then be listed, as applicable).

8.6            Expenses. The Company shall pay all Registration Expenses relating to the registration and listing obligations set forth in this Section 8. For purposes of this Warrant, the term “Registration Expenses” means: (a) all registration, filing and FINRA fees, (b) all reasonable fees and expenses of complying with securities or blue sky laws, (c) all word processing, duplicating and printing expenses, (d) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and (e) fees and disbursements of one counsel for the selling holders of Registrable Securities up to $5,000. Registration Expenses shall not include any underwriting discounts and commissions which may be incurred in the sale of any Registrable Securities and transfer taxes of the selling holders of Registrable Securities.

8.7            Information Provided by Holders. Any holder of Registrable Securities included in any registration shall furnish to the Company such information as the Company may reasonably request in writing, including, but not limited to, a completed and executed questionnaire requesting information customarily sought of selling security holders, to enable the Company to comply with the provisions hereof in connection with any registration referred to in this Warrant. The Holder agrees to suspend all sales of Registrable Securities pursuant to a registration statement filed under Section 8.3 in the event the Company notifies Holder pursuant to Section 8.4(e) that the prospectus relating thereto is no longer current and will not resume sales under such registration statement until advised by the Company that the prospectus has been appropriately supplemented or amended.

8.8            Net Cash Settlement. Notwithstanding anything herein to the contrary, in no event will the Holder hereof be entitled to receive a net-cash settlement as liquidated damages in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying this Warrant is registered pursuant to an effective registration statement; provided, however, that the foregoing will not preclude the Holder from seeking other remedies at law or equity for breaches by the Company of its registration obligations hereunder.

9.            Restrictions on Transfer.

9.1            Restrictive Legends. This Warrant and each Warrant issued upon transfer or in substitution for this Warrant pursuant to Section 10 hereof, each certificate for Common Stock issued upon the exercise of this Warrant and each Warrant issued upon transfer or in substitution for this Warrant pursuant to Section 10 hereof and each certificate issued upon the transfer of any such Common Stock shall be transferable only upon satisfaction of the conditions specified in this Section 9. Each of the foregoing securities shall be stamped or otherwise imprinted with a legend reflecting the restrictions on transfer set forth herein and any restrictions required under the Securities Act or other applicable securities laws.

9.2            Notice of Proposed Transfer. Prior to any transfer of any securities which are not registered under an effective registration statement under the Securities Act (“Restricted Securities”), which transfer may only occur if there is an exemption from the registration provisions of the Securities Act and all other applicable securities laws, the Holder will give written notice to the Company of the Holder’s intention to effect a transfer (and shall describe the manner and circumstances of the proposed transfer). The following provisions shall apply to any proposed transfer of Restricted Securities:

(i)            If in the opinion of counsel for the Holder reasonably satisfactory to the Company the proposed transfer may be effected without registration of the Restricted Securities under the Securities Act (which opinion shall state in detail the basis of the legal conclusions reached therein), the Holder shall thereupon be entitled to transfer the Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate representing the Restricted Securities issued upon or in connection with any transfer shall bear the restrictive legends required by Section 9.1 hereof.

(ii)            If the opinion called for in clause (i) above is not delivered, the Holder shall not be entitled to transfer the Restricted Securities until either: (x) receipt by the Company of a further notice from such Holder pursuant to the foregoing provisions of this Section 9.2 and fulfillment of the provisions of clause (i) above, or (y) such Restricted Securities have been effectively registered under the Securities Act.

9.3            Certain Other Transfer Restrictions. Notwithstanding any other provision of this Warrant: (a) prior to the Exercise Date, this Warrant or the Restricted Securities thereunder may only be transferred or assigned to the persons permitted under FINRA Rule 5110(g), and (b) subject at all times to FINRA Rule 5110(g), no opinion of counsel shall be necessary for a transfer of Restricted Securities by the holder thereof to any Person employed by or owning equity in the Holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if the transferee were the original purchaser hereof and such transfer is permitted under applicable securities laws.

9.4            Termination of Restrictions. Except as set forth in Section 9.3 hereof and subject at all times to FINRA Rule 5110(g), the restrictions imposed by this Section 9 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities: (a) which shall have been effectively registered under the Securities Act, or (b) when, in the opinion of counsel for the Company, such restrictions are no longer required in order to insure compliance with the Securities Act or Section 10 hereof. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the Holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new securities of like tenor not bearing the applicable legends required by Section 9.1 hereof.

10.            Ownership, Transfer, Sale and Substitution of Warrant.

10.1            Ownership of Warrant. The Company may treat any Person in whose name this Warrant is registered in the Warrant Register (as defined below) maintained pursuant to Section 10.2(b) hereof as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to Sections 9 and 10 hereof, this Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.

10.2            Office; Exchange of Warrant.

(a)            The Company will maintain its principal office at the location identified in the prospectus relating to the Offering or at such other offices as set forth in the Company’s most current filing (as of the date notice is to be given) under Exchange Act, or as the Company otherwise notifies the Holder.

(b)            The Company shall cause to be kept at its office maintained pursuant to Section 10.2(a) hereof a warrant register for the registration and transfer of this Warrant (the “Warrant Register”). The name and address of the holder of this Warrant, the transfers thereof and the name and address of the transferee of this Warrant shall be registered in such Warrant Register. The Person in whose name this Warrant shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c)            Upon the surrender of this Warrant, properly endorsed, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 10.2(a) hereof, the Company at its expense will (subject to compliance with Section 9 hereof, if applicable) execute and deliver to or upon the order of the Holder thereof a new Warrant of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Common Stock called for on the face of this Warrant so surrendered (after giving effect to any previous adjustment(s) to the number of Warrant Shares).

10.3            Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any mutilation, upon surrender of this Warrant for cancellation at the office of the Company maintained pursuant to Section 10.2(a) hereof, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

10.4            Opinions. In connection with the sale of the Warrant Shares by Holder, if the Company’s counsel reasonably determines such opinion is appropriate, the Company agrees to cooperate with the Holder, and at the Company’s expense, to have its counsel provide any legal opinions required to remove the restrictive legends from the Warrant Shares in connection with a sale, transfer or legend removal request of Holder.

11.            Redemption. For the avoidance of doubt, the Company shall not be permitted to redeem this Warrant.

12.            No Rights or Liabilities as Stockholder. No Holder shall be entitled to vote or receive dividends or distributions or be deemed the holder of any equity securities which may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or distributions, or to share in the assets of the Company in the event of a liquidation, dissolution or the winding up of the Company, until this Warrant shall have been exercised and the shares of Common Stock purchasable upon the exercise hereof shall have become deliverable, as provided herein.

13.            Notices. Any notice or other communication in connection with this Warrant shall be given in writing and directed to the parties hereto as follows: (a) if to the Holder, at the address of the holder in the Warrant Register, or (b) if to the Company, to the attention of its Chief Executive Officer and Chief Financial Officer at its office maintained pursuant to Section 10.2(a) hereof; provided, that the exercise of this Warrant shall also be effected in the manner provided in Section 3 hereof. Notices shall be deemed properly delivered and received when delivered to the notice party (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via email, the date of transmission if sent on a Business Day prior to 5:30 p.m. (New York City time), or the next Business Day if sent on a day that is not a Business Day or at or after 5:30 p.m. (New York City time) on a Business Day, (iii) if sent by a commercial overnight courier for delivery on the next Business Day, on the first Business Day after deposit with such courier service, or (iv) if sent by registered or certified mail, five (5) Business Days after deposit thereof in the U.S. mail.

14.            Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of shares of Common Stock underlying this Warrant upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the transfer or registration of this Warrant or any certificate for shares of Common Stock underlying this Warrant in a name other that of the Holder. The Holder is responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving shares of Common Stock underlying this Warrant upon exercise hereof.

15.            Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, or with the written consent of the Company and the holders of outstanding Underwriter Warrants (as defined in the Agreement) then exercisable for a majority of the shares of Common Stock issuable upon exercise of all outstanding Underwriter Warrants. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction of the Federal or state courts whose districts encompass any part of the County of New York located in the City of New York, New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by any manner permitted by law. The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof. When used herein, the term “Reasonable Commercial Efforts” means, with respect to the applicable obligation of the Company, commercially reasonable efforts for similarly situated, publicly-traded companies. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Underwriter Warrant to be duly executed as of the date first above written.

CLEARSIGN TECHNOLOGIES CORPORATION

By:
Name:
Title:

EXHIBIT A

FORM OF EXERCISE NOTICE
[To be executed only upon exercise of Warrant]

To CLEARSIGN TECHNOLOGIES CORPORATION:

The undersigned registered holder of the within Warrant hereby irrevocably exercises the Warrant pursuant to Section 3.1 of the Warrant with respect to [_____] Warrant Shares, at an exercise price of $[____] per share, and requests that the certificates for such Warrant Shares be issued, subject to Sections 9 and 10, in the name of and delivered to:

The undersigned is hereby making payment for the Warrant Shares in the following manner:

[check one]

☐            by cash in accordance with Section 3.1(b) of the Warrant

☐            via cashless exercise in accordance with Section 3.1(c) of the Warrant in the following manner:

The undersigned hereby represents and warrants that it is, and has been since its acquisition of the Warrant, the record and beneficial owner of the Warrant.

The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Dated:

Print or Type Name

(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City)	(State)	(Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto                          [include name and addresses] the rights represented by the Warrant to purchase__________ shares of Common Stock of CLEARSIGN TECHNOLOGIES CORPORATION to which the Warrant relates, and appoints ______________, the undersigned’s attorney to make such transfer on the books of CLEARSIGN TECHNOLOGIES CORPORATION maintained for the purpose, with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City)	(State)	(Zip Code)

Signed in the presence of:

(Signature of Transferee)

(Street Address)

(City)	(State)	(Zip Code)

Signed in the presence of:

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